Exhibit 99.1

News Release

Victory Capital Reports January 2026 Total Client Assets

San Antonio, Texas, February 11, 2026 ― Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported Total Assets Under Management (AUM) of $320.2 billion, Other Assets of $3.0 billion, and Total Client Assets of $323.2 billion, as of January 31, 2026.

For the month of January, Average Total AUM was $318.3 billion, average Other Assets was $2.9 billion, and average Total Client Assets was $321.2 billion.

Victory Capital Holdings, Inc.
Total Client Assets (unaudited; in millions) [1]

	As of:
By Asset Class	Jan. 31, 2026	Dec. 31, 2025
Solutions	$94,075	$91,228
Fixed Income	80,429	80,544
U.S. Mid Cap Equity	30,863	29,993
U.S. Small Cap Equity	11,416	11,179
U.S. Large Cap Equity	64,340	63,380
Global / Non-U.S. Equity	32,441	30,680
Alternative Investments	2,868	3,038
Total Long-Term Assets	$316,432	$310,042
Money Market / Short Term Assets	3,773	3,733
Total Assets Under Management[2]	$320,205	$313,775

By Vehicle
Mutual Funds[3]	$175,017	$172,203
Separate Accounts and Other Pooled Vehicles[4]	129,213	126,523
ETFs[5]	15,976	15,049
Total Assets Under Management	$320,205	$313,775

Other Assets[6]
Institutional	$2,976	$2,846
Total Other Assets	$2,976	$2,846

Total Client Assets
Total Assets Under Management	$320,205	$313,775
Total Other Assets	2,976	2,846
Total Client Assets	$323,181	$316,621

By Region
U.S.	$266,847	$261,821
Non-U.S.	56,334	54,799
Total Client Assets	$323,181	$316,621

1Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.

2Total AUM includes both discretionary assets under management and non-discretionary assets under advisement and excludes Other Assets.

3Includes institutional and retail share classes, money market and VIP funds.

4Includes wrap program accounts, CITs, UMAs, UCITS, private funds, and non-U.S. domiciled pooled vehicles.

5Represents only ETF assets held by third parties and excludes ETF assets held by other Victory Capital products.

6Includes low-fee (2 to 4 bps) institutional assets. These assets are included as part of Victory’s Regulatory Assets Under Management reported in Form ADV Part 1.

About Victory Capital

Victory Capital (NASDAQ: VCTR) is a diversified global asset management firm with $323.2 billion in total client assets, as of January 31, 2026. We serve institutional, intermediary, and individual clients through our Investment Franchises and Solutions Platform, which manage specialized investment strategies across traditional and alternative asset classes. Our differentiated approach combines the power of investment autonomy with the support of a robust, fully integrated operational and distribution platform. Clients have access to focused, top-tier investment talent equipped with comprehensive resources designed to deliver competitive long-term performance.

Victory Capital is headquartered in San Antonio, Texas. To learn more, visit www.vcm.com or follow us on Facebook, Twitter (X), and LinkedIn.

Contacts

Investors:

Matthew Dennis, CFA

Chief of Staff

Director, Investor Relations

216-898-2412

mdennis@vcm.com

Media:
Jessica Davila

Director of Global Communications

210-694-9693

Jessica_davila@vcm.com